EXHIBIT 99(a)
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INSILCO [LOGO]
Excellence in Electronics and Telecommunications Components
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                                  NEWS RELEASE
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Investors: Michael R. Elia              Sr. Vice President & CFO   (614)791-3117
Media:     Kimberly Kriger/Adam Weiner  Kekst and Company          (212)521-4800

                    INSILCO RECEIVES APPROVAL OF ASSET SALES

DUBLIN, OHIO - MARCH 10, 2003 - Insilco Holding Co. announced today that following a hearing held March 7, 2003 before the U.S. Bankruptcy Court for the District of Delaware, Bankruptcy Judge Kevin J. Carey signed orders approving the going concern sales of substantially all of the assets of the Company's three business segments. The Bankruptcy Court is expected to enter the orders on the official docket on March 10, 2003.

"We are extremely pleased with the progress being made relative to the sale of the company's assets," said David A. Kauer, President and Chief Executive Officer. "We can now focus on the orderly transition of substantially all of the assets of our three business segments to their new owners."

The Bankruptcy Court approved the sale of the Company's going concern assets pursuant to previously announced contracts. Specifically, Amphenol Corporation emerged as the successful bidder in a competitive auction for the majority of Insilco Technologies, Inc.'s custom assembly business assets for approximately $14 million, subject to closing adjustments. Bel Fuse Ltd. will purchase the passive components business for approximately $35 million; SRDF Acquisition Company LLC, a private investor group, will purchase the stamping assets for approximately $13 million; and LL&R Partnership, a private investor group, will purchase the North Myrtle Beach custom assembly business for approximately $1.7 million. Insilco Technologies, Inc. has also agreed to sell the Ireland-based custom assembly business to that facility's general manager, Mr. Stephen Bullock, under terms that return approximately $850,000 to the Insilco entities. The closing of the transactions remain subject to, among other things, customary closing conditions.

Insilco Holding Co., and certain of its domestic subsidiaries, filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on December 16, 2002, with the stated intention to facilitate the planned sales of the going concern assets of the Company. At the March 7, 2003 hearing, counsel to the Insilco Debtors, counsel to the agent for the Debtors' senior secured lender group, and counsel to the official committee of unsecured creditors informed the Bankruptcy Court that a tentative agreement had been reached to settle the creditors' committee's motion for appointment of an operating trustee or an examiner; if that settlement is consummated, the creditors' committee will withdraw its motion, with prejudice. The creditors' committee also informed the Court at the hearing that it was withdrawing its objections to the proposed sales. The proposed settlement among the Company, the Debtors' senior secured lender group and the creditors' committee also sets forth the general terms for an anticipated chapter 11 plan of liquidation that would seek to distribute remaining assets to unsecured creditors.

About Insilco Holding Co.
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Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies,
Inc., is a leading global manufacturer and developer of a broad range of magnetic interface products, cable assemblies, wire harnesses, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components.

Insilco maintains more than 1.5 million square feet of manufacturing space and has 21 locations throughout the United States, Canada, Mexico, China, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at www.insilco.com or www.insilcotechnologies.com.

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